Exhibit 10.23

LICENSE AGREEMENT

between

TITAN TECHNOLOGIES INCORPORATED
3206 Candelaria N.E. A1buquerque, New Mexico 87107
(hereinafter referred to as “Titan”)

and

Ally Investment, LLP
c/o Saeed A. Ally, M.D.
2501 Jimmy Johnson Blvd., Suite 201
Port Arthur, TX 77640
(hereinafter referred to as “Ally”)

WITNESSETH:

Whereas, TITAN is the owner of certain proprietary technologies (hereinafter collectively referred to as the “Technology”) with respect to recycling of tires in order to recover marketable oil, steel and carbon there from (but specifical1y excluding any applications of the Technology with respect to waste products other than tires); and

Whereas, TITAN has previously authorized use of the Technology in tire recycling plants located in the Republic of Korea (South Korea) and Taiwan and, in connection therewith, has supervised construction and commissioning of such plants; and

Whereas, Ally believes that it has preliminary financial arrangements in place for construction and operation of a double train recycling plant in Port Arthur, Texas, at a feed rate of between 200 and 300 tons of tires per day per plant, including satisfactory preliminary commitments for supply of tires at such rate;

Whereas, Ally has access to a site, building and infrastructure in each of Port Arthur, Texas and Philadelphia, Mississippi for a double train plant using the Titan Technology at a rate of not less than 200 tons of shredded tires per day (“Plant”); and

Now therefore, TITAN and Ally agree as follows:

I. PLANT LICENSE

A.    Titan from and after the date that $1,600,000.00 is fully paid by Ally, grants to Ally or his assigns an exclusive license (the “License”) to utilize its technology and patent for construction and operation of a recycling plant and to utilize Titan’s Technology for the other recycling plants within the states of Texas, Louisiana, Mississippi, and Oklahoma (the “Territory”) subject to the additional conditions stated below. Ally shall have no ownership rights to the Technology other than the right to utilize Titan’s technology in the Territory for the construction and operation of one tire recycling plant utilizing Titan’s technology and the right to build and operate additional plants in the Territory on the conditions stated below. The License for the Plant shall commence upon the payment of $1,600,000.00 toward the licensing fee as stated in Paragraph I.B. below by Ally, assuming that Ally has funding in place for construction and operation of the Plant and pays all other amounts under this License Agreement. Design, permitting, financing, governmental approvals and commencement of construction of the first plant must be completed (hereinafter called “Commencement of Construction”) on or before March 1, 2007. If the non-refundable initial License fee deposit of $100,000, which shall be applied to the license fee for the first Plant, is not paid by Ally to Titan on or before August 31, 2006, this Agreement and the License shall be and become null and void unless extended by mutual agreement in writing.

If the Plant is not commenced, completed and in operation by March 31, 2008, then the exclusive license fee for the Territory will become the property of Titan and the license for any plant(s) for which construction has not commenced will terminate and any further obligation of Titan to Ally will cease. The termination of the exclusive license or loss of any license to build a plant or plants will not affect the license granted to Ally for any plants built or commenced prior to March 31, 2008. If Ally has the Plant in operation prior to March 31, 2008, Ally will be granted the exclusive license for Titan’s Technology for the territory in perpetuity subject to payment of Titan’s then applicable license and royalty fees for each subsequent plant.

B.    The Licensing Fee and royalties for each two train plant will be paid to Titan in accordance with the following schedule:

(i)
Payment of the Licensing Fee of $1,600,000.00 for each plant upon the date Licensee designates a new location for construction of a plant in the territory and has financing to build the plant in place; and

(v)	Production royalties shall commence when each plant reaches a sustained capacity of 200 tons of tires per day as determined by Titan.

The production royalties shall be 1.5% of gross revenues derived by Licensee from sale of all products generated from the technology and the Plant payable quarterly by January 30, April 30, July 30, and October 30 for the preceding quarter for every quarter after each plant reaches the ability to run a capacity of 200 tons of tires per day as determined by Titan.

C.    Ally shall be responsible for funding detailed engineering for each plant in consultation with Titan and Lockwood Greene. Ally reserves the right to use its selected sub-contractors for certain elements of the construction process of each plant, subject to approval by Lockwood Greene.

D.    Titan agrees to provide two Titan technical personnel to be under the direction of Ally to provide such technical assistance as may be necessary or advisable for detailed engineering construction, commissioning and operations of each plant, including the period following execution of this Agreement until the Initial Plant is completed and until each Plant has become fully operational. The salaries and travel expenses of such technical personnel at any site outside of Albuquerque, New Mexico, shall be paid for by Ally on a current basis within 10 days after the end of any month during which Titan technical personnel provide services for Ally away from Titan’s Albuquerque office. For purposes of this Agreement, the salaries payable by Ally for said technical personnel shall be based upon an annual salary of $80,000 per person plus applicable payroll taxes and Titan shall notify Ally what portion of said employee’s monthly salary and what travel expenses were actually incurred working on the Initial Plant at Ally’s direction out of Albuquerque, based upon a 4O hour work week.

Also, prior to execution of this Agreement Titan has provided to Ally a copy of U.S. Patent 5,871,619. Ally acknowledges that Pat. No. 5,714,043 has lapsed and one utility patent for the feed system and two other new provisional patents have been applied for with the U.S Patent Office. Titan and Ally are satisfied that Titan’s technology is sufficient to operate the proposed plants.

E.     The exclusive license to utilize Titan’s Technology in the Territory shall commence when this License Agreement is signed, but shall terminate on March 2, 2007, if Ally does not commence construction of the first plant and pay the initial license fee payment of $1,600,000.00 to Titan by March 1, 2007. Said license shall be exclusive as to each plant for such period as each Plant is in continuous operation. The License shall also be deemed to grant Ally the right to use the Technology for the purpose of generating electric power within the defined Territory through combustion of products produced using the Technology. Titan shall not grant licenses for the tire recycling Technology (including its use for generation of electric power) to any entity or person other than Ally.

II. SUBSEQUENT PLANTS

A.     Ally may add additional plant locations when Ally identifies other locations or has a need for greater capacity and has the necessary financing in place and is ready to construct a subsequent plant.

The license fee for each additional plant shall be $l,600,000.00 per plant, which shall be paid to Titan at the time the License is granted for each subsequent plant and the location of the subsequent plant identified and accepted by Titan.

Production royalties for each subsequent plant shall be paid quarterly as stated in Section I.b. above.

If after the first plant is fully operational (meaning that it has achieved a continuous operational capacity of 200 tons of tires for a 24 hour period) Ally fails to expand its capacity by one two train plant within every twelve(12) month period up to a projected level of four plants (being two plants in Texas, one plant in Mississippi, and one plant in Oklahoma), the Territory may be reduced by the amount of capacity within the Territory upon the election of Titan if a willing and able prospective Licensee approaches Titan with an offer to build a plant within the Territory and Licensee does not, within thirty days after it is provided all of the terms and conditions of the offer by the Prospective Licensee, agree to build a plant to meet the additional capacity within a one year period from the date of the offer plus Ally’s ongoing commitment to build one plant per year.

B.     Ally acknowledges that Titan has on-going discussions with third parties for construction of tire recycling plants using the Technology with respect to other locations outside the Territory and that Titan shall have the free and unfettered right to conclude licensing transactions for the Technology in any other area, state or country outside the Territory without first offering the opportunity to Licensee.

Nothing shall prevent Titan from negotiating or completing a merger, consolidation, reorganization or similar transaction with a third party that desires to purchase tire recycling or other technologies owned or controlled by Titan, so long as the terms and obligations owed by Titan to Ally under this Agreement are not modified.

C.     Titan and Ally mutually acknowledge and agree that Titan shall be free and unencumbered to pursue other opportunities outside the Territory covered by this License.

III. GENERAL PROVISIONS

A.    Titan represents that its technology includes the above described patents and other trade secrets and know how with respect to the Technology.

B.     Titan and Ally shall use reasonable efforts to ensure that Titan’s patent rights are protected and enforced within the Territory covered by the License. Titan shall retain exclusive ownership of the Technology, including the patent and patent rights. In addition, all proprietary rights to design, know-how, copyright or improvements or modifications to the process or processes shall remain or become the exclusive property of Titan, and Ally agrees to execute such documents as may be required from time to time to assign and transfer to Titan such rights at no further costs or fees to Titan.

C.    Titan shall exclusively be entitled to apply for and register any patents or patent improvements arising out of this Agreement or definitive Agreements hereafter with respect to the Technology, and Ally shall sign all necessary applications or otherwise provide its approval with respect to any such applications or registrations. Ally shall similarly assist Titan in protecting its patent rights or proprietary knowledge within the scope of the License and this Agreement.

D.    All prior agreements signed by the parties prior to this Agreement are hereby null and void, except for the document entitled Confidentiality and Non-Circumvention Agreement, which is attached hereto as Exhibit A (and by this reference made a part hereof), which shall survive any termination of this Agreement.

E.    This transaction will be effective when signed by all parties hereto. Each party states that it has adopted the appropriate corporate resolutions authorizing adoption and completion of this transaction and that the persons signing for each corporation have the requisite corporate authorization and capacity to sign this Agreement

IV. TERMINATION

    This Agreement shall terminate upon the occurrence of the following events:

(i)
Failure of Ally to make any of the payments required in this Agreement on or before the dates provided for said payments herein, unless such failure is cured within Fifteen (15) business days following the date written notice by Titan that any such payment has not been received is delivered to Ally at the address below, or such other address provided to Titan by Ally.

(ii)	By mutual agreement of the parties; or

(iii)
In the event any Plant is constructed and operated, this Agreement shall terminate as to any such plant upon the permanent cessation of operations of said Plant and the winding up of all matters in connection with the cessation of operations

V. ARBITRATION AND GOVERNING LAW

This Agreement is governed by the laws of the State of New Mexico. Any disputes concerning this Agreement shall be exclusively and finally settled by arbitration in accordance with the provisions of the Uniform Arbitration Act as in effect in the State of New Mexico with venue lying in Albuquerque, New Mexico. Provided, however, that nothing contained herein shall be deemed to restrict the right of Titan to seek other remedies in any jurisdiction of its choosing in the event that any such dispute re1ates to alleged violation of the Confidentiality and Non- Circumvention Agreement attached hereto as Exhibit A.

VI.. NOTICES

Notices hereunder shall be given in writing and addressed to the parties at the respective addresses set forth on the first page of this Agreement.Notices shall not be effective unti1 receipt has been confirmed to the Party sending the notice. Provided, however, that notices hereunder shall a1so be effective if personally delivered to an officer of the recipient or given by facsimile copier with receipt confirmed. For purposes of this Article, the facsimi1e copier number of Titan is (505) 881-71l3 (Attention: Mr. Ron Wi1der) and the telephone number for Ally is 409-651-5605 and the fax address for Ally is 409 722-4010 and by mail to Ally at 2501 Jimmy Johnson Blvd., Suite 201, Port Arthur, TX 77640, Port Arthur, Texas.

VII. AMENDMENTS

The parties may amend this Agreement by a writing signed by both parties.

In witness whereof, the parties have executed this Agreement this 23rd day of August, 2006.

TITAN TECHNOLOGIES, INC.

By:	/s/ Ronald L. Wilder
Ronald L. Wilder,President

By:	/s/ Saeed A. Ally, M.D.
Name:	Saeed A. Ally, M.D., Managing General Partner Licensee Ally Investment, LLP, A Texas limited liability partnership